UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: October 31, 2011
Date of Earliest Event Reported: October 26, 2011

1111 West Jefferson Street, Suite 200
Boise, Idaho 83702-5388
(Address of principal executive offices) (Zip Code)

(208) 384-7000
(Registrants' telephone number, including area code)

Commission File Number	Exact name of registrant as specified in its charter	IRS Employer Identification No.	State or other jurisdiction of incorporation
001-33541 333-166926-04	Boise Inc. BZ Intermediate Holdings LLC	20-8356960 27-1197223	Delaware Delaware
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This Form 8-K filing is a combined report being filed separately by two registrants: Boise Inc. and BZ Intermediate Holdings LLC. Unless the context indicates otherwise, any reference in this report to the "company," "we," "us," "our," or "Boise" refers to Boise Inc. together with BZ Intermediate Holdings LLC and its consolidated subsidiaries.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers.
Approval of Dividend Equivalent Policy for 2011 Stock Option Awards
The company declared a special cash dividend of $0.40 per common share, payable May 13, 2011, to shareholders of record at the close of business on May 4, 2011. On the record date, the company's named executive officers held unvested stock options that, pursuant to the terms of their award agreements, did not accrue dividends or provide for an exercise price adjustment mechanism for dividends declared.
To align management and shareholder interests regarding dividend strategy, on October 26, 2011, the compensation committee of our board of directors approved a policy with respect to the 2011 stock options issued to the company's named executive officers of providing payments equal to the dividends paid on common shares during the period from grant date to vest date of the stock options. These payments will be made in shares of the company's common stock at the time the underlying stock options vest. The number of shares to be awarded to each named executive officer will be calculated using the company's share price on the applicable vesting dates of the 2011 stock option awards - March 15, 2013 and March 17, 2014. No payments will be made with respect to stock options that are forfeited or otherwise do not vest. Provided the currently-outstanding stock options vest as scheduled, the company's named executive officers will receive shares worth the following with respect to the May 13, 2011, special cash dividend: 1) Alexander Toeldte - $53,342; 2) Robert A. Warren - $16,575; and 3) Judith M. Lassa - $8,589.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

BOISE INC.		BZ INTERMEDIATE HOLDINGS LLC

By	/s/ Karen E. Gowland	By	/s/ Karen E. Gowland
	Karen E. Gowland Senior Vice President, General Counsel and Secretary		Karen E. Gowland Senior Vice President, General Counsel and Secretary

Date: October 31, 2011